                                                                    Exhibit 5.1

December  , 2001

Eastman Kodak Company
343 State Street
Rochester, New York 14650

Ladies and Gentlemen:

   I am Senior Vice President and General Counsel of Eastman Kodak Company, a New Jersey corporation ("Kodak").

   With respect to the Registration Statement on Form S-4 (the "Registration Statement") filed today with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 1,019,396 shares of common stock, $2.50 par value, of Kodak (the "Shares") to be issued to holders of common stock of ENCAD, Inc. as merger consideration pursuant to that certain Agreement and Plan of Merger, dated as of November 14, 2001, by and among Kodak, Kodak Acquisition Corp., and ENCAD, Inc. (the "Merger Agreement"), I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and other documents and instruments, and such questions of law, as I have considered necessary or desirable for the purpose of this opinion.

   Based on the foregoing, I am of the opinion that the Shares will be, when the Registration Statement has become effective and the Shares have been delivered as contemplated in the Merger Agreement, legally issued, fully paid, and non-assessable.

   I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          --------------------------------------
                                          Gary P. Van Graafeiland
                                          Senior Vice President and
                                          General Counsel